Exhibit 99.1

Perkins & Marie Callender's Inc.
6075 Poplar Avenue
Suite 800
Memphis, TN  38119

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Vivian H. Brooks
Phone:  508-347-2368

Perkins & Marie Callender’s Inc.
Reports Results for the Quarter Ended April 19, 2009

Memphis, TN, June 4, 2009 – Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company” or “we”) is reporting today the financial results for its quarter ended April 19, 2009.

Highlights for the first quarter of 2009 as compared to the first quarter of 2008 were:
●
Restaurant segment income increased by $0.9 million, or 10.8%, due to lower commodity costs, menu price increases and operational efficiencies.  Foxtail segment income increased by $0.2 million due to higher sales prices and lower commodity costs.  Overall, adjusted EBITDA, as defined below, increased by $1.0 million.

●
Total revenues were down 7.2% to $169.3 million in the first quarter of 2009, primarily due to decreases in comparable sales at Perkins and Marie Callender’s restaurants, resulting from decreased comparable guest counts due to unfavorable economic conditions.  Comparable sales for the first quarter of 2009 decreased by 4.9% at Perkins Company-operated restaurants and 6.9% at Marie Callender’s Company-operated restaurants.

●
Since the first quarter of 2008, the Company has opened one new Perkins restaurant and closed one Perkins restaurant.  One Company-operated Marie Callender’s restaurant has closed since the first quarter of 2008. One Perkins franchised restaurant opened since the first quarter of 2008, and four Perkins franchised restaurants were closed.

J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, “We are satisfied that both Perkins and Marie Callender’s have reacted appropriately in response to the economic pressures facing our segment. Our restaurants continue to deliver quality service and products at a strong price/value ratio, and are working continually to gain the long-term loyalty of our guests.  We have been able to manage our restaurant operations well, particularly in terms of operational efficiency and cost controls, and will continue to be vigilant in our review of administrative costs, streamlining and seeking efficiencies whenever possible without impacting our guests’ experience.”

First Quarter of 2009 Financial Results

Revenues in the first quarter of 2009 decreased 7.2% to $169.3 million from $182.4 million in the first quarter of 2008.  The decrease resulted from a $9.8 million decrease in sales in the restaurant segment, a $0.5 million decrease in revenues in the franchise segment and a $2.8 million decrease in sales in the Foxtail segment.

Food cost for the first quarter of 2009 decreased to 26.7% of food sales from 29.1% in the first quarter of 2008.  Restaurant segment food cost was down by 1.1% to 26.0% of food sales in the first quarter of 2009 due to menu price increases and decreased commodity costs, particularly eggs, dairy products and oils.  In the Foxtail segment, food cost decreased to 57.7% of food sales in the first quarter of 2009 from 63.8% in the first quarter of 2008, due to higher sales prices and lower commodity costs, particularly eggs and dairy products.

Labor and benefits costs, as a percentage of total revenues, increased by 0.1% to 32.7% in the first quarter of 2009 compared to the first quarter of 2008.  In the first quarter of 2009, a 0.3% decrease in the restaurant segment resulting from more efficient hourly labor management was offset by increases resulting from decreased food sales in the Foxtail segment.

Operating expenses for the first quarter of 2009 were $45.7 million, or 27.0% of total revenues, compared to $47.0 million, or 25.7% of total revenues in the first quarter of 2008.  Restaurant segment operating expenses increased by 0.6% to 28.8% of restaurant sales in the first quarter of 2009 due primarily to the decrease in revenues relative to fixed costs and increases in advertising expense for increased regional marketing efforts, partially offset by lower utilities costs.  Operating expenses in the Foxtail segment increased by $0.7 million to 12.7% of segment food sales due primarily to higher custodial service costs and higher plant supervision wages.

General and administrative expenses were 8.3% of total revenues, an increase of 0.1% from the first quarter of 2008.

Depreciation and amortization was 4.3% and 4.2% of revenues in the first quarters of 2009 and 2008, respectively.

Interest, net was 8.0% of revenues in the first quarter of 2009, compared to 5.6% in the prior year’s first quarter.  The 240 basis point increase resulted mainly from an increase in the average effective interest rate on the Company’s debt to 11.6% following the refinancing in the third quarter of 2008 from 9.9% during the first quarter of 2008 and an approximate $14.3 million increase in the average debt outstanding during the first quarter of 2009 compared to the first quarter of 2008.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income or loss before income taxes or benefits, interest expense (net), depreciation and amortization, asset impairments and closed store expenses and other income and expense items unrelated to operating performance.  The Company considers adjusted EBITDA to be an important measure of performance from core operations because adjusted EBITDA excludes various income and expense items that are not indicative of the Company’s operating performance.  The Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  The Company also believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance.  The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.  Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity.  The following table provides a reconciliation of net loss to adjusted EBITDA:

	Quarter	Quarter
	Ended	Ended
(unaudited; in thousands)	April 19, 2009	April 20, 2008

Net loss attributable to Perkins & Marie Callender's Inc.	$(9,754)	(7,588)
Provision for income taxes	-	181
Interest, net	13,615	10,277
Depreciation and amortization	7,356	7,606
Asset impairments and closed store expenses	862	76
Pre-opening expenses	-	161
Management fees	1,216	1,101
Other items	-	512
Adjusted EBITDA	$13,295	12,326

About the Company

Perkins & Marie Callender’s Inc. operates two restaurant concepts:  (1) full-service family dining restaurants, which serve a wide variety of high quality, moderately-priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and (2) mid-priced, casual-dining restaurants specializing in the sale of pie and other bakery items under the name Marie Callender’s Restaurant and Bakery.  As of April 19, 2009, the Company owned and operated 163 Perkins restaurants and franchised 316 Perkins restaurants.  The Company also owned and operated 76 Marie Callender’s restaurants, two Callender’s Grill restaurants, an East Side Mario’s restaurant and 12 Marie Callender’s restaurants under partnership agreements.  Franchisees owned and operated 41 Marie Callender’s restaurants and one Marie Callender’s Grill.

Conference Call

Perkins & Marie Callender’s Inc. has scheduled a conference call for Thursday, June 11, 2009, at 10:00 a.m. (CDT) to review the first quarter 2009 earnings.  The dial-in number for the conference call is (866) 207-2203 and the access code number is 11614546.  A taped playback of this call will be available two hours following the call on Thursday, June 11, 2009, through midnight (CDT) on Wednesday, June 17, 2009.  The taped playback can be accessed by dialing (800) 642-1687 and by using access code number 11614546.

Forward-Looking Statements

This press release contains contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, written, oral or otherwise made, may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections.  While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control.  These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors affecting these forward-looking statements include, among others, the following:

•	general economic conditions, consumer preferences and demographic patterns, either nationally or in particular regions in which we operate;
•	our substantial indebtedness;
•	our liquidity and capital resources;
•	competitive pressures and trends in the restaurant industry;
•	prevailing prices and availability of energy, raw materials, food, supplies and labor;
•	a failure to obtain timely deliveries from our suppliers or other supplier issues;
•	our ability to successfully implement our business strategy;
•	relationships with franchisees and financial health of franchisees;
•	legal proceedings and regulatory matters; and
•	our development and expansion plans.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PERKINS & MARIE CALLENDER’S INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	Quarter	Quarter
	Ended	Ended
	April 19, 2009	April 20, 2008
REVENUES:
Food sales	$160,877	173,468
Franchise and other revenue	8,376	8,932
Total revenues	169,253	182,400
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	42,974	50,402
Labor and benefits	55,325	59,489
Operating expenses	45,701	46,953
General and administrative	14,089	15,017
Depreciation and amortization	7,356	7,606
Interest, net	13,615	10,277
Asset impairments and closed store expenses	862	76
Other, net	(961)	(59)
Total costs and expenses	178,961	189,761
Loss before income taxes	(9,708)	(7,361)
Provision for income taxes	-	(181)
Net loss	(9,708)	(7,542)
Less: net earnings attributable to noncontrolling interests	46	46
Net loss attributable to Perkins & Marie Callender's Inc.	$(9,754)	(7,588)

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par and share amounts)

	April 19,	December 28,
	2009	2008
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$3,283	4,613
Restricted cash	9,872	10,140
Receivables, less allowances for doubtful accounts of $939 and $954 in 2009 and 2008, respectively	16,214	21,386
Inventories	11,434	12,300
Prepaid expenses and other current assets	4,415	2,996
Total current assets	45,218	51,435

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $130,094 and $125,951 in 2009 and 2008, respectively	87,974	93,500
INVESTMENT IN UNCONSOLIDATED PARTNERSHIP	38	48
GOODWILL	9,836	9,836
INTANGIBLE ASSETS, net of accumulated amortization of $20,689 and $19,963 in 2009 and 2008, respectively	150,121	150,847
OTHER ASSETS	17,546	17,842
TOTAL ASSETS	$310,733	323,508

LIABILITIES AND EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$13,356	18,295
Accrued expenses	47,522	47,040
Franchise advertising contributions	5,430	5,316
Current maturities of long-term debt and capital lease obligations	373	382
Total current liabilities	66,681	71,033

LONG-TERM DEBT, less current maturities	316,317	316,534
CAPITAL LEASE OBLIGATIONS, less current maturities	13,596	13,715
DEFERRED RENT	15,751	15,343
OTHER LIABILITIES	19,029	17,741

EQUITY (DEFICIT):
Common stock, $.01 par value; 100,000 shares authorized;
10,820 issued and outstanding	1	1
Additional paid-in capital	149,851	149,851
Accumulated other comprehensive income (loss)	(9)	(4)
Accumulated deficit	(270,675)	(260,921)
Total stockholder's investment (deficit)	(120,832)	(111,073)
Noncontrolling interests	191	215
Total equity (deficit)	(120,641)	(110,858)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$310,733	323,508

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter	Quarter
	Ended	Ended
	April 19, 2009	April 20, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,708)	(7,542)

Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	7,356	7,606
Asset impairments	202	232
Amortization of debt discount	474	102
Other non-cash income and expense items	(709)	(223)
Loss (gain) on disposition of assets	660	(156)
Equity in net loss (income) of unconsolidated partnership	10	(2)
Net changes in operating assets and liabilities	3,399	(9,349)
Total adjustments	11,392	(1,790)
Net cash provided by (used in) operating activities	1,684	(9,332)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,474)	(5,728)
Proceeds from sale of assets	476	-
Net cash used in investing activities	(1,998)	(5,728)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from terminated revolver	-	2,700
Repayment of terminated revolver	-	(3,200)
Proceeds from Revolver	7,443	-
Repayment of Revolver	(8,128)	-
Repayment of Term Loan	-	(500)
Repayment of capital lease obligations	(128)	(157)
Repayment of other debt	(6)	(6)
Debt financing costs	(127)	(1,056)
Lessor financing of new restaurants	-	1,542
Distributions to noncontrolling interest holders	(70)	(168)
Repurchase of equity ownership units in P&MC's Holding LLC	-	(185)
Net cash used in financing activities	(1,016)	(1,030)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,330)	(16,090)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	4,613	19,032
Balance, end of period	$3,283	2,942